Exhibit 99.2

Our ref: 00126-00001/SL

11 September 2025

BY EMAIL

Bgin Blockchain Limited

#09 12 Paya Lebar Square

60 Paya Lebar Road

Singapore 409051

Attn.: Board of Directors

Dear Sirs/Madams,

Re:	Legal Opinion Regarding Certain Hong Kong Legal Matters

A.	INTRODUCTION

1.	We, TWSL Partners, act for Bgin Blockchain Limited (the “Company”) (together with its subsidiaries, the “Group”) as its legal advisers on matters of the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) in connection with the Company’s registration statement on Form F-1 dated 11 September 2025 and filed with the U.S. Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (the “Registration Statement”), relating to the initial public offering of Class A ordinary shares of par value of US$0.0000695652173913043 per share (“Ordinary Shares”) in the Company (the “Transaction”).

2.

This letter is limited to the laws of Hong Kong in force as at the date hereof as currently applied by the Hong Kong courts and given on the basis that they will be governed by and construed in accordance with the Hong Kong law. We express no opinion as to the laws of any other jurisdictions or as to factual matters.

3.

We have assumed that there is nothing in the laws of any other jurisdiction which affects the opinions in this letter, and we have made no investigation of, and express no opinion in relation to, the laws of any other jurisdiction for the purposes of this letter. In this letter, a reference to “laws” or “law” is a reference to the common law, principles of equity and laws and regulations constituted or evidenced by documents available to the public generally.

4.	In giving the opinion below, we have examined only the documents set out in paragraph 5 and no other documents, and conducted the searches set out in paragraph 8 and no other searches, and we have relied upon the assumptions set out in Appendix 1 or elsewhere herein, which we have not independently verified, and the opinion in paragraph 10 is subject to the qualifications and reservations set out in Appendix 2 or elsewhere herein.

B.	DOCUMENTS EXAMINED

Documents

5.	For the purpose of rendering this letter subject to assumptions and qualifications set out below, we have only examined the following documents (collectively, the “Documents”):

(i)	a copy of the Registration Statement;

(ii)	a copy of the certificate of incorporation of Bgin Chip Limited (“Bgin Chip”) issued on 24 June 2022;

(iii)	a copy of the certificate of incorporation of Bgin Tech Limited (“Bgin Tech”) issued on 18 March 2019;

(iv)	a copy of the certificate of incorporation of BGIN Trade HK Limited (“Bgin Trade HK”) issued on 20 August 2024;

(v)	a copy of the certificate of incorporation of BGIN TRADING LIMITED (“Bgin Trading”, together with Bgin Chip, Bgin Tech and Bgin Trade HK, the “Hong Kong Subsidiaries”) issued on 8 December 2022;

(vi)	a copy of the register of members of Bgin Chip;

(vii)	a copy of the register of members of Bgin Tech;

(viii)	a copy of the register of members of Bgin Trade HK;

(ix)	a copy of the register of members of Bgin Trading;

(x)	a copy of the register of directors of Bgin Chip;

(xi)	a copy of the register of directors of Bgin Tech;

(xii)	a copy of the register of directors of Bgin Trade HK;

(xiii)	a copy of the register of directors of Bgin Trading;

(xiv)	a copy of the business registration certificate of Bgin Chip with a business registration number 74173289-000-06-25-A;

(xv)	a copy of the business registration certificate of Bgin Tech with a business registration number 70473794-000-03-25-A;

(xvi)	a copy of the business registration certificate of Bgin Trade HK with a business registration number 76962204-000-08-25-A; and

(xvii)	a copy of the business registration certificate of Bgin Trading with a business registration number 74684018-000-12-24-8.

6.	Apart from the Documents, we have not for the purpose of giving this letter examined or relied on any other contracts, instruments or other documents entered into by or affecting, or any corporate records of the Hong Kong Subsidiaries.

7.	In giving this letter herein, we have relied on representations (including certificates and other forms of communication) made to us or should have made to us by certain officers of the Company in relation to all matters of fact related to the Hong Kong Subsidiaries, without making independent inquiry on the accuracy of such representations.

Searches

8.	For the purpose of giving this letter, we have carried out and examined and relied on the results (collectively, the “Search Results”) of the following searches (collectively, the “Searches”):

(a)	company searches conducted on 10 September 2025 through the online system of the Companies Registry of Hong Kong against the Hong Kong Subsidiaries; and

(b)	searches conducted on 10 September 2025 as to compulsory winding-up records at the Official Receiver’s Office of Hong Kong and civil and criminal litigation records in Hong Kong against the Hong Kong Subsidiaries by Black & White Investigation.

9.	Except for the above Searches, we have not for the purpose of giving this letter conducted any other search or enquiry and we have assumed that further searches or inspection would not reveal any circumstance which would require an amendment to this letter and we have not updated the above searches since the date set out above.

C.	OPINION

10.	Based solely on the Documents, the Searches and the qualifications, assumptions and limitations set forth herein and subject to any matters not disclosed to us, and having regard to such considerations of the laws of Hong Kong in force as at the date this letter as we consider relevant, we are of the view that:

(a)	Each of the Hong Kong Subsidiaries is duly incorporated as a company with limited liability under the Companies Ordinance (Chapter 622 of the Laws of Hong Kong), with a valid business registration certificate.

(b)	Based solely on the Search Results conducted against the Hong Kong Subsidiaries as detailed in paragraph 8 above, each of the Hong Kong Subsidiaries is validly existing and there is no petition, order or resolution for the winding-up or liquidation of the Hong Kong Subsidiaries or for the appointment of a liquidator or receiver of any of the Hong Kong Subsidiaries, no record of any order or resolution (including any voluntary winding-up proceedings) for the winding-up of any of the Hong Kong Subsidiaries, or any notice of the appointment of a receiver of any of the properties or assets of any of the Hong Kong Subsidiaries in Hong Kong.

(c)	The description of Hong Kong laws, if any, set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities” and “Regulations”, in each case insofar as such statements summarize Hong Kong laws, correctly and fairly summarizes the matters referred to therein in all material respects, and nothing has been omitted from such description which would make the same misleading in any material aspect, and in each case insofar as such statements set forth any specific legal conclusion under Hong Kong laws and regulations, constitute our opinion on such matters.

(d)	The description of Hong Kong laws set forth in the Registration Statement under the captions “Prospectus Summary”, “Dividend Policy”, “Regulations — Overview of Hong Kong Laws and Regulations — Regulations related to Hong Kong taxation” and “Taxation — Hong Kong Taxation”, in each case insofar as such statements summarize Hong Kong tax laws, correctly and fairly summarizes Hong Kong laws with respect to profit tax applicable to the business operation of the subsidiaries of the Group incorporated in Hong Kong in all material respects, and in each case insofar as such statements set forth any specific legal conclusion under Hong Kong tax laws and regulations, constitute our opinion on such matters.

D.	ASSUMPTIONS AND QUALIFICATIONS

11.	This letter is subject to the assumptions, qualifications, exceptions, definitions, limitations on coverage and other limitations as described herein, including, without limitation, those set out in Appendices 1 and 2 (collectively, the “Assumptions and Qualifications”).

E.	OTHERS

12.	For the purposes of the opinions set out in this letter, we do not express or imply any opinion herein as to the laws of any jurisdiction other than those of Hong Kong. This letter is delivered solely for the purpose of and in relation to the Transaction and the Registration Statement publicly filed with the U.S. Securities and Exchange Commission on the date of this letter and it may not be used and may not be relied upon for any other purpose without our prior written consent.

13.	We hereby consent to the use of this letter in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

14.	Except with our prior written consent or consented herein, this letter is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by the Company for any other purpose and it may not be filed with any governmental agency or authority or quoted in any public document, save that to the extent required by any law or regulation or court order or in connection with any judicial proceeding or in seeking to establish any defence in any legal or regulatory proceeding or investigation relating to the matters set out herein. Our lability under this letter shall not exceed the amount of legal fees received by us from the Company in relation to the Transaction.

15.	We are qualified to advise on the laws of Hong Kong only and the law covered by the opinions expressed herein is limited to the laws of Hong Kong, and is based upon facts and circumstances, in force at 8:00 am Hong Kong time on the date of this letter and, therefore, relates to events that exists as of that time and as limited by the Assumptions and Qualifications. We have made no investigation of, and express or imply no opinion as to, the laws of any other jurisdiction and disclaim any obligation to update this letter for any events, and any changes in law or the interpretation thereof, occurring after the time stated on the date of this letter. It is assumed that no foreign law will affect the opinions stated herein but that, insofar as any foreign laws may be relevant, such laws have been complied with.

Yours faithfully,

/s/ TWSL PARTNERS

TWSL PARTNERS

Appendix 1

Assumptions

The opinions set out in this letter are based upon the following assumptions:

(a)	the completeness and accuracy in all respects of the information disclosed in the Search Results referred to in paragraph 8 of this letter and that the information entered or contained in or on the relevant registers and/or search results has not, since the date as of which such search results were obtained, been altered or added to and that such searches did not fail to disclose any information which has been delivered for filing but which did not appear on the public file and was not disclosed at the time of the relevant search.

It should be noted that this information may not be true, accurate, complete or up-to-date. In particular, but without limitation:

(i)	there may be matters which should have been registered but which have not been registered or there may be a delay between the registration of those matters and the relevant entries appearing on the register of the relevant party;

(ii)	the company searches at the public files maintained at the Registrar of Companies in Hong Kong are not capable of revealing:

(A)	before making the relevant order whether or not a winding-up petition or an application to the Hong Kong court for the appointment of a receiver has been presented; or

(B)	whether there are any matters which may have been lodged for registration but have not actually been registered at the date the file was made available to us;

(iii)	the enquiry at the Official Receiver’s Office in Hong Kong in relation to each company is not conclusively capable of revealing whether or not a winding-up petition has been presented, since details of the petition may not have been entered on the records of the Official Receiver’s Office immediately; and

(iv)	in each case, further information might have become available on the relevant register after the searches were made;

(b)	all statements of fact (including all representations and warranties, other than any representations and warranties as to matters of Hong Kong laws on which we specifically express an opinion in this letter) contained in the Documents are, when made or repeated or deemed to be made or repeated, true, accurate and complete and that any representation or warranty by any party that it is not aware of or has no notice or knowledge of any act, matter, thing or circumstance means that the same does not exist or has not occurred;

(c)	all the Documents referred to in paragraph 5, all other relevant documents and information that have been provided to us are up-to-date and are material to the matters referred to in paragraph 10 and there is no fact, matter or additional document between some or all of the parties which would or might affect this letter and which was not revealed to us by the documents examined or the searches and enquiries made by us in connection with the giving of this letter;

(d)	all statements of fact contained in the Documents are true, accurate and complete and not misleading in any respect; unless otherwise stated in this letter, the Documents are up-to-date and have not been amended and remain in full force and effect; and

(e)	no laws other than Hong Kong laws would affect the opinions stated herein but that, insofar as the laws of any jurisdiction other than Hong Kong may be relevant, such laws have been complied with.

Appendix 2

Qualifications

The opinions set out in this letter are subject to the following qualifications:

(a)	the description of Hong Kong laws as referred to in paragraph 10 in this letter only set out the relevant Hong Kong laws and regulations in a general sense and does not constitute a comprehensive legal opinion on such matter;

(b)	we express no view as to whether any or all of the members of the Group have been or will be in compliance with any or all of the laws of Hong Kong;

(c)	we expressly disclaim any of our liabilities in any part of the Registration Statement other than the description of Hong Kong laws as referred to in paragraph 10 in this letter;

(d)	opinion in paragraph 10(c) in this letter is given based solely on the description of the business and activities of the Group set out in the Registration Statement and we express no opinion on the accuracy and completeness thereon;

(e)	we express no opinion as to the past, present or future financial performance or good standing or the business prospect of the Group; and

(f)	we express no opinion as to taxation (other than the opinion stated in paragraph 10(d) of this letter) or accounting matters.